Exhibit 99

HMN Financial, Inc. Announces Second Quarter Results

Second Quarter Highlights

• Net loss of $2.0 million compared to net income of $2.4 million in second quarter 2007

• Diluted loss per share of ($0.56) compared to diluted earnings per share of $0.62 in second quarter of 2007

• Goodwill impairment charge of $3.8 million in second quarter of 2008

• Net interest margin of 3.15%, down 60 basis points from second quarter of 2007

• Nonperforming assets of $48.5 million, up $20.3 million from first quarter of 2008

Year to Date Highlights

• Net loss of $537,000 compared to net income of $5.7 million in first six months of 2007

• Diluted loss per share of ($0.15) compared to diluted earnings per share of $1.45 in first six months of 2007

• Goodwill impairment charge of $3.8 million in second quarter of 2008

• Net interest margin of 3.21%, down 67 basis points from first six months of 2007

• Provision for loan losses up $1.2 million, or 81.4%, from first six months of 2007

ROCHESTER, Minn.--(BUSINESS WIRE)--HMN Financial, Inc. (NASDAQ:HMNF):

Earnings (Loss) Summary
	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2008	2007	2008	2007
Net income (loss)	$(2,025)	2,450	$(537)	5,718
Diluted earnings (loss) per share	(0.56)	0.62	(0.15)	1.45
Return on average assets	(0.75)%	0.89%	(0.10)%	1.08%
Return on average equity	(8.27)%	10.09%	(1.10)%	11.92%
Book value per share	$22.81	$22.15	$22.81	$22.15

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported a net loss of $2.0 million for the second quarter of 2008, down $4.5 million, or 182.7%, from net income of $2.5 million for the second quarter of 2007. Diluted loss per common share for the second quarter of 2008 was ($0.56), down $1.18, or 190.3%, from diluted earnings per share of $0.62 for the second quarter of 2007. The decrease for the quarter is primarily the result of a $3.8 million non-cash goodwill impairment charge that was recorded during the quarter. Net income was also adversely affected by a $1.7 million decrease in net interest income in the second quarter of 2008 when compared to the same period of 2007.

The goodwill impairment charge, which was required by generally accepted accounting principles as a result of HMN’s stock trading at a discount to book value, has no impact on the Company’s liquidity, cash flows or regulatory capital. Excluding the one time charge for the impairment of goodwill, net operating earnings were $1.8 million, or $0.47 per diluted share for the second quarter of 2008 and $3.3 million, or $0.87 per diluted share for the first six months of 2008. The following table reconciles our determination of operating earnings to our net loss as prepared in accordance with generally accepted accounting principles:

	Three Months Ended		Six Months Ended
	June 30, 2008		June 30, 2008
(dollars in thousands, except per share data)	Amount	Diluted per share	Amount	Diluted per share
Reported loss	$(2,025)	(0.56)	$(537)	(0.15)
Goodwill impairment	3,801	1.03	3,801	1.02
Operating earnings	$1,776	0.47	$3,264	0.87

The Company is providing operating earnings in addition to reported results prepared in accordance with generally accepted accounting principles in order to provide users of the financial information a clearer indication of the results of the Company’s core business.

Second Quarter Results

Net Interest Income

Net interest income was $8.2 million for the second quarter of 2008, a decrease of $1.7 million, or 17.0%, compared to $9.9 million for the second quarter of 2007. Interest income was $16.3 million for the second quarter of 2008, a decrease of $3.3 million, or 17.2%, from $19.6 million for the same period in 2007. Interest income decreased primarily because of a decrease in the average yields earned on loans and investments. Interest yields decreased primarily because of the 325 basis point decrease in the prime interest rate between the periods. Decreases in the prime rate, which is the rate that banks charge their prime business customers, generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. The average yield earned on interest-earning assets was 6.26% for the second quarter of 2008, a decrease of 121 basis points from the 7.47% average yield for the second quarter of 2007.

Interest expense was $8.1 million for the second quarter of 2008, a decrease of $1.7 million, or 17.3%, compared to $9.8 million for the second quarter of 2007. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the 325 basis point decrease in the federal funds rate that occurred between the periods. Decreases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is because many of the Bank’s deposits are in the form of certificates of deposit which do not re-price immediately when the federal funds rate changes. The average interest rate paid on interest-bearing liabilities was 3.33% for the second quarter of 2008, a decrease of 61 basis points from the 3.94% average interest rate paid in the second quarter of 2007. Net interest margin (net interest income divided by average interest earning assets) for the second quarter of 2008 was 3.15%, a decrease of 60 basis points, compared to 3.75% for the second quarter of 2007.

Provision for Loan Losses

The provision for loan losses was $1.1 million for the second quarter of 2008, an increase of $102,000, or 9.9%, from $1.0 million for the second quarter of 2007. The provision for loan losses increased primarily because of an increase in the allowance required for risk rated commercial real estate loans in the second quarter of 2008 when compared to the same period of 2007. The increase was due primarily to decreases in the estimated value of the real estate collateral supporting the $24.8 million in residential development loans classified as non-performing at June 30, 2008. Total non-performing assets were $48.5 million at June 30, 2008, an increase of $20.3 million, from $28.2 million at March 31, 2008.

Non-performing loans increased $20.2 million and foreclosed and repossessed assets increased $88,000 during the period. The non-performing loan activity for the quarter was as follows: classified $23.4 million in loans as non-accruing, received $273,000 in principal payments on non-accruing loans, reclassified $2.3 million in loans as accruing, transferred $409,000 to real estate owned, and charged off $219,000. The increase in non-performing loans during the quarter relates primarily to three residential development loans totaling $13.7 million and one loan secured by a hotel property for $5.0 million that were classified due to lack of performance. The largest of these loans was for $9.1 million and is secured by a residential development located in the Minneapolis/St. Paul metro market. The estimated values of the underlying collateral supporting the residential development loans were determined based on third party appraisals and specific reserves have been established, where required.

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

	June 30,	March 31,	December 31,
(Dollars in thousands)	2008	2008	2007
Non-Accruing Loans:
One-to-four family real estate	$1,046	$802	$1,196
Commercial real estate	39,221	17,983	15,641
Consumer	1,439	1,380	1,094
Commercial business	2,500	3,830	1,723
Total	44,206	23,995	19,654

Other assets	25	34	34
Foreclosed and Repossessed Assets:
One-to-four family real estate	2,731	2,852	901
Consumer	19	19	33
Commercial real estate	1,541	1,332	1,313
Total non-performing assets	$48,522	$28,232	$21,935
Total as a percentage of total assets	4.49%	2.56%	1.96%
Total non-performing loans	$44,206	$23,995	$19,654
Total as a percentage of total loans receivable, net	4.94%	2.73%	2.27%
Allowance for loan loss to non-performing loans	33.76%	57.98%	63.28%

Delinquency Data:
Delinquencies (1)
30+ days	$2,491	$8,203	$6,416
90+ days	0	55	0
Delinquencies as a percentage of loan and lease portfolio (1)
30+ days	0.27%	0.92%	0.73%
90+ days	0.00%	0.01%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $1.8 million for the second quarter of 2008, an increase of $464,000, or 35.9%, from $1.3 million for the same period in 2007. Other non-interest income increased $233,000 primarily because of increased gains recognized on the sale of repossessed and foreclosed assets. Fees and services charges increased $217,000 between the periods primarily because of increased overdraft and debit card fees. Gain on sales of loans increased $39,000 between the periods due primarily to a $31,000 increase in the gains recognized on the sale of government guaranteed commercial loans between the periods. Loan servicing fees decreased $25,000 between the periods because there were fewer mortgage loans being serviced.

Non-interest expense was $9.8 million for the second quarter of 2008, an increase of $3.7 million, or 59.4%, from $6.1 million for the same period of 2007. A goodwill impairment charge of $3.8 million was recorded in the second quarter of 2008 as goodwill related to a 1997 acquisition was deemed to be impaired and fully written off due to the trading of the Company’s common stock at a discount to book value. Other non-interest expense increased $150,000 primarily because of increased Federal Deposit Insurance Corporation (FDIC) insurance costs and legal fees primarily related to an ongoing state tax assessment challenge. Data processing costs increased $15,000 due to increases in the internet and other banking services provided by the Bank’s third party processor between the periods. Compensation expense decreased $226,000 between the periods primarily because of decreased employee incentive accruals and pension costs. Advertising expense decreased $103,000 between the periods primarily due to a decrease in event sponsorships and less general advertising. Mortgage servicing rights amortization decreased $35,000 between the periods because there were fewer mortgage loans being serviced.

Income tax expense decreased $494,000 between the periods due to a decrease in taxable income and an effective tax rate that decreased from 38.3% for the second quarter of 2007 to 36.6% for the second quarter of 2008 excluding the goodwill impairment charge. The goodwill impairment charge recorded in the second quarter of 2008 is not tax deductible and therefore no tax benefit was realized related to the impairment charge. The decrease in the effective tax rate was primarily the result of decreased pre-tax income and a higher percentage of tax exempt income.

Return on Assets and Equity

Return on average assets for the second quarter of 2008 was (0.75%), compared to 0.89% for the second quarter of 2007. Return on average equity was (8.27%) for the second quarter of 2008, compared to 10.09% for the same period in 2007. Book value per common share at June 30, 2008 was $22.81, compared to $22.15 at June 30, 2007.

Six Month Period Results

Net Income (Loss)

The net loss was $537,000 for the six month period ended June 30, 2008, a decrease of $6.3 million, or 109.4%, from $5.7 million in net income for the six month period ended June 30, 2007. Diluted loss per share for the six month period in 2008 was ($0.15), down $1.60, or 110.3%, from $1.45 of diluted earnings per share for the same period in 2007. The decrease in net income for the six month period is primarily the result of a $3.8 million non-cash goodwill impairment charge that was recorded in the second quarter of 2008. Net income was also adversely affected by a $2.8 million decrease in net interest income in the first six months of 2008 when compared to the same period of 2007.

Net Interest Income

Net interest income was $16.9 million for the first six months of 2008, a decrease of $2.7 million, or 14.2%, from $19.6 million for the same period in 2007. Interest income was $34.0 million for the six month period ended June 30, 2008, a decrease of $3.9 million, or 10.2%, from $37.9 million for the same six month period in 2007. Interest income decreased primarily because of the 325 basis point decrease in the prime interest rate between the periods. Decreases in the prime rate generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. The average yield earned on interest-earning assets was 6.49% for the first six months of 2008, a decrease of 99 basis points from the 7.48% average yield for the first six months of 2007.

Interest expense was $17.2 million for the first six months of 2008, a decrease of $1.1 million, or 5.9%, compared to $18.3 million for the first six months of 2007. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the 325 basis point decrease in the federal funds rate that occurred between the periods. Decreases in the federal funds rate generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is because many of the Bank’s deposits are in the form of certificates of deposit which do not re-price immediately when the federal funds rate changes. The average interest rate paid on interest-bearing liabilities was 3.52 % for the first six months of 2008, a decrease of 30 basis points from the 3.82% average interest rate paid in the first six months of 2007. Net interest margin (net interest income divided by average interest earning assets) for the first six months of 2008 was 3.21%, a decrease of 67 basis points, compared to 3.88% for the first six months of 2007.

Provision for Loan Losses

The provision for loan losses was $2.7 million for the first six months of 2008, an increase of $1.2 million, or 81.4%, from the $1.5 million for the same six month period in 2007. The provision for loan losses increased primarily because of an increase in the allowance required for risk rated commercial real estate loans in the first six months of 2008 when compared to the same period of 2007. The increase was due primarily to decreases in the estimated value of the real estate collateral supporting the $24.8 million in residential development loans classified as non-performing at June 30, 2008. Total non-performing assets were $48.5 million at June 30, 2008, an increase of $26.6 million, from $21.9 million at December 31, 2007. Non-performing loans increased $24.6 million and foreclosed and repossessed assets increased $2.0 million during the period. The non-performing loan activity for the first six months of 2008 was as follows: classified $30.4 million in loans as non-accruing, received $1.5 million in principal payments on non-accruing loans, reclassified $2.7 million in loans as accruing, transferred $1.3 million to real estate owned, and charged off $325,000. The increase in non-performing loans was primarily related to three residential development loans totaling $13.7 million, a loan on a commercial manufacturing facility for $5.0 million, and a loan on a hotel property for $5.0 million that were classified during the first six months of 2008 due to lack of performance. The estimated values of the underlying collateral supporting the residential development loans were determined based on third party appraisals and specific reserves have been established, where required.

A reconciliation of the Company’s allowance for loan losses for the six month periods ended June 30, 2008 and June 30, 2007 is summarized as follows:

(in thousands)	2008	2007
Balance at January 1,	$12,438	$9,873
Provision	2,690	1,483
Charge offs:
Commercial	(24)	(17)
Commercial real estate	(75)	(70)
Mortgage loans	(60)	0
Consumer loans	(69)	(632)
Recoveries	24	88
Balance at June 30,	$14,924	$10,725

Non-Interest Income and Expense

Non-interest income was $3.3 million for the first six months of 2008, a decrease of $86,000, or 2.6%, from $3.4 million for the same period in 2007. Gain on sales of loans decreased $601,000 between the periods primarily because of the $706,000 decrease in the gain recognized on the sale of government guaranteed commercial loans between the periods that was partially offset by an $105,000 increase in the gain recognized on the sale of single family loans. Mortgage servicing fees decreased $54,000 because fewer loans were being serviced. Fees and service charges increased $314,000 between the periods primarily because of increased overdraft and debit card fees. Other non-interest income increased $255,000 primarily because of increased gains recognized on the sale of repossessed and foreclosed assets.

Non-interest expense was $16.1 million for the first six months of 2008, an increase of $4.0 million, or 32.7%, from $12.1 million for the same period of 2007. A goodwill impairment charge of $3.8 million was recorded in the second quarter of 2008 as goodwill related to a 1997 acquisition was deemed to be impaired and fully written off due to the trading of the Company’s common stock at a discount to book value. Other non-interest expense increased $362,000 primarily because of increased FDIC insurance costs and legal fees primarily related to an ongoing state tax assessment challenge. Occupancy expense increased $97,000 due primarily to increased real estate taxes and costs associated with the Eagan branch that was opened in the third quarter of 2007. Data processing costs increased $62,000 due to increases in the internet and other banking services provided by the Bank’s third party processor between the periods. Compensation expense decreased $227,000 between the periods primarily because of decreased employee incentive accruals and pension costs. Advertising expense decreased $85,000 between the periods primarily due to a decrease in event sponsorships and less general advertising. Mortgage servicing rights amortization decreased $57,000 between the periods because there were fewer mortgage loans being serviced.

Income tax expense decreased $1.8 million between the periods due to a decrease in taxable income and an effective tax rate that decreased from 39.3% for the first six months of 2007 to 37.1% for the first six months of 2008 excluding the goodwill impairment charge. The goodwill impairment charge recorded in the second quarter of 2008 is not tax deductible and therefore no tax benefit was realized related to the impairment charge. The decrease in the effective tax rate was primarily the result of decreased pre-tax income and a higher percentage of tax exempt income.

Return on Assets and Equity

Return on average assets for the six month period ended June 30, 2008 was (0.10%), compared to 1.08% for the same period in 2007. Return on average equity was (1.10%) for the six month period ended in 2008, compared to 11.92% for the same period in 2007.

President’s Statement

“The Company was operationally profitable for the first six months of 2008 without the goodwill impairment charge related to a 1997 acquisition,” said HMN President, Mike McNeil. “While we are disappointed in the second quarter results and the level of nonperforming assets, our capital position remains strong and we look forward to improved results.”

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates ten full service offices in southern Minnesota located in Albert Lea, Austin, Eagan, LaCrescent, Rochester, Spring Valley and Winona, and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates a loan origination office in Sartell, Minnesota. Home Federal Private Banking operates branches in Edina and Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to economic and business trends, loan loss reserves and the Company’s financial expectations for earnings and interest income. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
(dollars in thousands)	2008	2007
	(unaudited)
Assets
Cash and cash equivalents	$14,475	23,718
Securities available for sale:
Mortgage-backed and related securities (amortized cost $17,063 and $18,786)	16,659	18,468
Other marketable securities (amortized cost $105,468 and $165,430)	107,167	167,720
	123,826	186,188

Loans held for sale	3,699	3,261
Loans receivable, net	895,713	865,088
Accrued interest receivable	6,199	6,893
Real estate, net	4,272	2,214
Federal Home Loan Bank stock, at cost	7,460	6,198
Mortgage servicing rights, net	957	1,270
Premises and equipment, net	12,585	12,024
Goodwill	0	3,801
Prepaid expenses and other assets	1,981	1,680
Deferred tax asset	4,996	4,719
Total assets	$1,076,163	1,117,054

Liabilities and Stockholders’ Equity
Deposits	$832,316	888,118
Federal Home Loan Bank advances	137,900	112,500
Accrued interest payable	6,607	9,515
Customer escrows	965	866
Accrued expenses and other liabilities	3,323	7,927
Total liabilities	981,111	1,018,926
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
authorized 500,000 shares; issued and outstanding none	0	0
Common stock ($.01 par value):
authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	57,820	58,049
Retained earnings, subject to certain restrictions	108,572	110,943
Accumulated other comprehensive income	766	1,167
Unearned employee stock ownership plan shares	(3,867)	(3,965)
Treasury stock, at cost 4,960,863 and 4,953,045 shares	(68,330)	(68,157)
Total stockholders’ equity	95,052	98,128
Total liabilities and stockholders’ equity	$1,076,163	1,117,054

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands, except per share data)	2008	2007	2008	2007
Interest income:
Loans receivable	$14,419	16,629	29,939	32,374
Securities available for sale:
Mortgage-backed and related	213	171	437	282
Other marketable	1,507	2,417	3,417	4,313
Cash equivalents	61	279	118	722
Other	53	132	133	216
Total interest income	16,253	19,628	34,044	37,907

Interest expense:
Deposits	6,839	8,346	14,709	15,223
Federal Home Loan Bank advances	1,239	1,427	2,476	3,045
Total interest expense	8,078	9,773	17,185	18,268
Net interest income	8,175	9,855	16,859	19,639
Provision for loan losses	1,130	1,028	2,690	1,483
Net interest income after provision for loan losses	7,045	8,827	14,169	18,156

Non-interest income:
Fees and service charges	998	781	1,791	1,477
Loan servicing fees	240	265	482	536
Gains on sales of loans	228	189	384	985
Other	290	57	617	362
Total non-interest income	1,756	1,292	3,274	3,360

Non-interest expense:
Compensation and benefits	3,036	3,262	6,396	6,623
Occupancy	1,161	1,112	2,293	2,196
Advertising	92	195	216	301
Data processing	336	321	678	616
Amortization of mortgage servicing rights, net	154	189	314	371
Goodwill impairment charge	3,801	0	3,801	0
Other	1,220	1,070	2,354	1,992
Total non-interest expense	9,800	6,149	16,052	12,099
Income (loss) before income tax expense	(999)	3,970	1,391	9,417
Income tax expense	1,026	1,520	1,928	3,699
Net income (loss)	$(2,025)	2,450	(537)	5,718
Basic earnings (loss) per share	$(0.56)	0.65	(0.15)	1.52
Diluted earnings (loss) per share	$(0.56)	0.62	(0.15)	1.45

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

	Three Months Ended		Six Months Ended
SELECTED FINANCIAL DATA:	June 30,		June, 30
(dollars in thousands, except per share data)	2008	2007	2008	2007
I. OPERATING DATA:
Interest income	$16,253	19,628	34,044	37,907
Interest expense	8,078	9,773	17,185	18,268
Net interest income	8,175	9,855	16,859	19,639

II. AVERAGE BALANCES:
Assets (1)	1,087,859	1,099,991	1,097,193	1,069,159
Loans receivable, net	882,977	818,905	877,632	803,506
Securities available for sale (1)	136,676	202,442	153,123	180,616
Interest-earning assets (1)	1,044,930	1,053,637	1,054,873	1,021,846
Interest-bearing liabilities	975,017	994,906	983,134	964,485
Equity (1)	98,499	97,390	98,658	96,751

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	(0.75)%	0.89%	(0.10)%	1.08%
Interest rate spread information:
Average during period	2.92	3.53	2.98	3.66
End of period	3.32	3.45	3.32	3.45
Net interest margin	3.15	3.75	3.21	3.88
Ratio of operating expense to average total assets (annualized)	3.62	2.24	2.94	2.28
Return on average equity (annualized)	(8.27)	10.09	(1.10)	11.92
Efficiency	98.69	55.17	79.73	52.61

	June 30,	December 31,	June 30,
	2008	2007	2007
IV. ASSET QUALITY:
Total non-performing assets	$48,522	21,935	16,365
Non-performing assets to total assets	4.51%	1.96%	1.45%
Non-performing loans to total loans receivable, net	4.94%	2.27%	1.38%
Allowance for loan losses	$14,924	12,438	10,725
Allowance for loan losses to total assets	1.39%	1.11%	0.95%
Allowance for loan losses to total loans receivable, net	1.67	1.44	1.27
Allowance for loan losses to non-performing loans	33.76	63.28	92.39

V. BOOK VALUE PER SHARE:
Book value per share	$22.81	23.50	22.15

	Six Months Ended June 30, 2008	Year Ended Dec 31, 2007	Six Months Ended June 30, 2007
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	8.83%	8.78%	8.40%
Average stockholders’ equity to average assets (1)	8.99	8.89	9.05
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	107.30	106.33	105.95

	June 30,	December 31,	June 30,
	2008	2007	2007
VII. EMPLOYEE DATA:
Number of full time equivalent employees	204	203	210

(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115

CONTACT:
HMN Financial, Inc.
Michael McNeil, President, 507-535-1202